EXHIBIT 99.1

McDermott Reports Second Quarter 2016 Financial and Operational Results

Focus on Cost Improvement and Project Execution Results in Significant Operating Margin Improvements

 Pemex Abkatun-A2 Award Demonstrates Vertically Integrated, Local Solution in Mexico

Extensive Experience in Middle East Leads to Large EPCI Awards Driving Substantial Backlog Increase

Company to Host Conference Call and Webcast Today at 4:00 pm CDT

HOUSTON, July 26, 2016 (GLOBE NEWSWIRE) -- McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) today announced financial and operational results for the three and six months ended June 30, 2016.

	($ in millions, except per share amounts)
	Three Months Ended		Delta	Six Months Ended		Delta
	June 30, 2016	June 30, 2015	Yr-over-Yr	June 30, 2016	June 30, 2015	Yr-over-Yr
Revenues	$706.6	$1,046.5	$(339.9)	$1,435.7	$1,597.0	$(161.3)
Operating Income	57.0	49.1	7.9	93.0	62.4	30.6
Operating Margin	8.1%	4.7%	3.4%	6.5%	3.9%	2.6%
Net Income / (Loss)	20.7	11.5	9.2	18.5	(3.0)	21.5
Diluted EPS	0.07	0.04	0.03	0.07	(0.01)	0.08

Adjusted Operating Income[1]	59.5	64.5	(5.0)	134.1	88.2	45.9
Adjusted Operating Margin[1]	8.4%	6.2%	2.2%	9.3%	5.5%	3.8%
Adjusted Net Income[1]	22.8	26.8	(4.0)	59.1	22.4	36.7
Adjusted Diluted EPS[1]	0.08	0.09	(0.01)	0.21	0.08	0.13

Cash Provided (Used) by Operating Activities	16.5	(7.5)	24.0	75.8	(26.1)	101.9

1) Adjustments to the GAAP financial measures include $2.5 million and $15.4 million of restructuring charges during the quarters ended June 30, 2016 and 2015, respectively, and $8.9 million and $25.8 million of restructuring charges during the six months ended June 30, 2016 and 2015, respectively.  Adjustments to the GAAP financial measures for the six months ended June 30, 2016 also include a $32.3 million impairment of our Agile vessel following the customer’s termination of the vessel charter in May 2016 given the lack of opportunities for this type of vessel.  These adjustments have been income tax effected when included in net income.  The calculations of total and per share adjusted net income and adjusted operating income and margins are shown in the appendix entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

“We are pleased to report operational profitability across all of our Areas driven by our continued focus on cost management and successful project execution.  Key awards in both Mexico and the Middle East resulted in a substantial order intake providing a solid foundation for 2017, with $2.4 billion of expected revenue already recorded in backlog.  Securing these awards demonstrates our continued ability to provide local, vertically integrated solutions that meet our customers’ complex project needs in multiple markets,” said David Dickson, President and Chief Executive Officer of McDermott.  “The award of Abkatun-A2, our largest project with Pemex to-date, supports our strategic goal of leading in Mexico, and our extensive offshore experience and strong customer relationship in the Middle East resulted in the award of three separate large projects under our Saudi Aramco LTA II, previously announced as an Arabian Gulf customer.  We also won further pipeline work with Brunei Shell Petroleum under a multi-year offshore installation contract, awarded in 2014, building on our successful 2015 campaign performance.  Additionally, our flagship vessel, the DLV 2000, was delivered into operations in June on the INPEX Ichthys project and has been executing exceptionally well.  This quarter also marked the impressive achievement of 35 million man-hours lost time incident free at our Batam yard and 35 million man-hours lost time incident free in our Middle East Area, demonstrating our continued commitment to excellence in safety performance.  In May, we secured the letter of credit capacity for our expected future bidding activity and provided greater certainty around our credit and debt structure through early 2019, with the completion of the amendment and extension of our Credit Agreement.  Looking at the current market, despite the recent rise in commodity prices, customer investment timing continues to be uncertain.  As a result, we are maintaining a strong focus on our cost and operational effectiveness, concentrating on areas where capital is available to invest and strengthening our customer relationships.”

Second Quarter 2016 Operating Results

Second quarter 2016 earnings attributable to McDermott stockholders on a consolidated basis prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) were $20.7 million, or $0.07 per fully diluted share, compared to a net income of $11.5 million, or $0.04 per fully diluted share, for the prior-year second quarter.  The Company generated second quarter 2016 adjusted net income of $22.8 million, or $0.08 per adjusted fully diluted share, excluding restructuring charges of $2.5 million, compared to an adjusted net income of $26.8 million, or $0.09 per adjusted fully diluted share, excluding restructuring charges of $15.4 million, in the prior-year second quarter.

The Company reported second quarter 2016 revenues of $706.6 million, a decrease of $339.9 million, compared to revenues of $1,046.5 million for the prior-year second quarter.  The key projects driving revenue for the second quarter of 2016 were INPEX Ichthys and Saudi Aramco’s Marjan GOSP and LTA II Lump Sum projects. The decrease from the prior-year second quarter is primarily due to marine activity by our subcontractor Heerema on the INPEX Ichthys project in the second quarter of 2015 that was more substantial than activity in the second quarter of 2016.

The Company’s operating income for the second quarter of 2016 was $57.0 million, or an operating margin of 8.1%, compared to $49.1 million, or an operating margin of 4.7%, for the second quarter of 2015.  The Company’s adjusted operating income for the second quarter 2016 was $59.5 million, or an adjusted operating margin of 8.4%, compared to $64.5 million, or an adjusted operating margin of 6.2%, for the second quarter of 2015, excluding the restructuring adjustments mentioned above.  Operating income for the second quarter of 2016 was primarily driven by marine activity on the INPEX Ichthys, Twelve Jackets, and Marjan GOSP projects as well as a productivity improvement on the Jack St. Malo Phase 2 project.  Our operating margin for the second quarter of 2016 was higher due to project improvements and the full impact of our cost restructuring programs.

Cash provided by operating activities in the second quarter 2016 was $16.5 million, an increase compared to the $7.5 million of cash used in the second quarter 2015.  While we had a decrease in total cash primarily due to capital expenditures for the DLV 2000 and the $75 million prepayment of our Term Loan B associated with the amendment and extension of our credit facility, our operating cash flow remained positive, primarily resulting from steady collections in the Middle East.

First Half 2016 Operating Results

Net income attributable to McDermott stockholders on a consolidated basis prepared in accordance with GAAP for the first six months of 2016 was $18.5 million, or $0.07 per fully diluted share, compared to a net loss of $3.0 million, or $0.01 per fully diluted share, for the first six months of 2015.  For the first half of 2016, adjusted net income was $59.1 million, or $0.21 per fully diluted share, excluding restructuring charges of $8.9 million and an impairment loss of $32.3 million related to the Agile vessel, compared to adjusted net income of $22.4 million, or $0.08 per adjusted fully diluted share, excluding restructuring charges of $25.8 million in the first six months of 2015.

The Company reported revenues of $1,435.7 million for the first six months of 2016, a decrease of $161.3 million, compared to revenues of $1,597.0 million for the prior-year comparable period.  Revenue for the first half of 2016 was primarily impacted by the INPEX Ichthys and Saudi Aramco’s Marjan GOSP and Twelve Jackets projects.

The Company’s operating income for the first six months of 2016 was $93.0 million, or an operating margin of 6.5%, compared to $62.4 million, or an operating margin of 3.9%, for the comparable period of 2015.  The Company’s adjusted operating income for June 2016 year-to-date was $134.1 million, or an adjusted operating margin of 9.3%, compared to $88.2 million, or an adjusted operating margin of 5.5%, for the first six months of 2015, excluding the adjustments mentioned above.  Operating income for the first six months of 2016 was primarily driven by marine activity on the INPEX Ichthys and the Saudi Aramco’s Twelve Jackets and Marjan GOSP projects.  Our operating margin for the first half of 2016 was higher due to project improvements and the full impact of our cost restructuring programs.

Cash provided by operating activities in the first half of 2016 was $75.8 million, an increase compared to the $26.1 million of cash used in the 2015 comparable period.  Overdue payments received from Pemex during the first quarter of 2016, as well as steady collections in the Middle East, positively impacted the first six months of cash provided by operating activities.

Operational Review

	As of June 30, 2016
	AEA		MEA		ASA		Total
($ in billions)
Backlog	$0.6		$2.9		$0.9		$4.4
Bids & Change Orders Outstanding	0.9		2.4		0.9		4.2
Targets	5.3		1.9		5.3		12.5
Total	6.8		7.2		7.1		21.1

	Three Months Ended June 30, 2016						Six Months Ended June 30, 2016
	AEA		MEA		ASA		AEA		MEA		ASA
($ in millions)
New Orders	$475.9		$653.6		$105.6		$468.6		$770.3		$335.2
Revenue	86.8		317.8		302.0		149.5		588.1		698.1
Book-to-Bill	5.5	x	2.1	x	0.3	x	3.1	x	1.3	x	0.5	x
Operating Income	3.2		42.0		12.3		(21.8)		80.4		37.4
Operating Margin	3.6%		13.2%		4.1%		(14.6%)		13.7%		5.4%
Adjusted Operating Income	2.7		42.0		14.8		12.4		80.4		41.3
Adjusted Operating Margin	3.1%		13.2%		4.9%		8.3%		13.7%		5.9%
Capex	0.9		2.5		134.6		3.5		4.7		161.6

As of June 30, 2016, the Company’s backlog was $4.4 billion, compared to $3.8 billion at March 31, 2016. Of the June 30, 2016 backlog, approximately 80% is related to offshore operations and approximately 20% is related to subsea operations. Order intake in the second quarter of 2016 totaled $1.2 billion, including the award of the Pemex Abkatun-A2 project and three separate contracts with Saudi Aramco, previously announced as awards by an Arabian Gulf customer, resulting in a book-to-bill ratio of 1.7x.  At June 30, 2016, the Company had bids outstanding and target projects of approximately $16.7 billion in its pipeline that it expects will be awarded in the market through September 30, 2017.  In total, the Company’s potential revenue pipeline, including backlog, was $21.1 billion as of June 30, 2016.

In the Americas, Europe and Africa (“AEA”), following the successful delivery of the Pemex PB Litoral project, we were recently awarded the Abkatun-A2 project, which is our largest project in size and value to-date for Pemex.  All aspects of the project will be based in Mexico, with fabrication executed at our top-tier Altamira facility.  The platform will be located in Mexico’s Bay of Campeche in 124 feet of water, and will provide replacement and expansion capabilities to the existing Ku-Maloob-Zaap, Cantarell and Ayatsil facilities.  We have resumed work on the Ayatsil C project, which was previously suspended by Pemex to allow for assessment of the overall Ayatsil field infrastructure sequencing requirements.  Fabrication of the 7,500-ton jacket on the project is now on track for completion in July, with planned installation by the DB 50 in the fourth quarter of 2016.  In May, the Chevron Jack St. Malo Phase 2 project (“JSM2”) successfully completed offshore execution, with the DB 50 installing the four slot subsea manifold and the North Ocean 102 completing the remaining subsea scope, which included installation of two 77,260 foot dynamic control umbilicals.  As a first for the area, the JSM2 jumpers were fabricated at the Gulfport Spoolbase, demonstrating the range of capabilities at this facility.  After the successful installation work on JSM2, the DB 50 completed installation and heavy-lift work for several other customers, including Anchor, Williams and Shell.

The Middle East (“MEA”) backlog was increased this quarter by the award of a substantial package consisting of three new EPCI projects for Saudi Aramco.  All three awards involve brownfield work scopes in fields in which we have extensive experience. During the quarter, execution of the Saudi Aramco LTA II Lump Sum project has continued to progress well following the early start to fabrication in the first quarter of 2016.  The last remaining jacket on the Twelve Jackets project is complete, ready for load-out and installation and expected to meet the customer’s revised timing.  The offshore pre-commissioning on the ADMA 4 Gas Injection project in Abu Dhabi has now commenced after the successful completion of all major installation scopes.  Meanwhile, progress on Qatar projects remain on track with a notable milestone being the installation of the jacket for Qatar Petroleum at the North Field Alpha complex.  The Area remains focused on safety after the recent and impressive achievement of 35 million man-hours Lost Time Incident (“LTI”) free.

Asia (“ASA”) new orders in the second quarter of 2016 included the award of transportation and installation work for Brunei Shell Petroleum Company under the three-year installation contract which was awarded in 2014.  The 2017 campaign includes 20 miles of pipeline installations, with the associated beach and pipeline crossings, tie-ins, riser installation and pre-commissioning of the completed system in the Fairley and Ampa fields offshore Brunei.  Offshore Malaysia, the Company’s Derrick Barge 30 successfully completed the Hess Bergading project, which included the installation of a large processing facility jacket and a wellhead platform jacket and topside.  The INPEX Ichthys project continues to remain on schedule off the north coast of Australia and our recently delivered vessel, the DLV 2000, is executing flawlessly on the installation of various pipeline spools and large subsea facilities on the project.  The ONGC Vashishta project has achieved significant progress in engineering and procurement, and the start of fabrication by our consortium partner, L&T Hydrocarbon Engineering, is now due to start ahead of schedule.   In the Batam yard, fabrication work on the modules for the Yamal LNG Project remains on schedule with the first batch of modules ready for shipment as planned in the third quarter of 2016.  Fabrication of subsea modules, umbilical termination assemblies and subsea distribution units for the FMC Jangkrik project is also progressing well in Batam, with the subsea structures fabrication now in the final phase of factory acceptance testing. The Batam yard has also accomplished an excellent record of 35 million man hours LTI free this quarter.

Cost Structure Progress

Substantially all remaining activities for the McDermott Profitability Initiative (“MPI”) have been completed.  During the quarter the majority of the resources at our ASA headquarters moved from Singapore to Kuala Lumpur.  In addition, we completed the remaining sourcing initiatives.  We still expect MPI to result in cash savings of $150 million annually, which remains incorporated into our 2016 guidance.

Our Additional Overhead Reduction (“AOR”) program, which was initiated in the fourth quarter of 2015, is nearing completion, with the expected conclusion of all remaining activities by the end of the third quarter of 2016.  We still anticipate in-year cash savings of $45 million resulting from the program.

The Company’s restructuring costs for second quarter of 2016 were $2 million and are now expected to be approximately $12 million for the full-year 2016, as a result of remaining actions for both the MPI and AOR programs.

2016 Outlook

($ in millions, except per share amounts, or as indicated)
	Q1’16 Guidance	Q2’16 Guidance
Revenues	~2.7B	~2.7B
Operating Income	~108	~126
Net Loss	~(29)	~(8)
Diluted Loss Per Share	~(0.12)	~(0.03)
Net Interest Expense[1]	~60	~60
Income Tax Expense	~60	~60

Adjusted Operating Income[2,4]	~155	~170
Adjusted Net Income[2,4]	~18	~35
Adjusted Diluted EPS[2,4]	~0.06	~0.12
Adjusted EBITDA[2,4]	~245	~256

Restructuring Expense	~15	~12
Cash Interest / DIC Amortization Interest	~60 / ~13	~60 / ~14
Capex	~265	~250
Ending Cash and Restricted Cash	~590	~505
Ending Gross Debt[3]	~840	~765
Cash from Operating Activities	~115	~105
Free Cash Flow[4]	~(150)	~(145)

1) Net Interest Expense is gross interest expense less capitalized interest and interest income.
2) Adjustments to the outlook GAAP financial measures include restructuring costs of $12 million and $15 million in Q2’16 guidance and Q1’16 guidance, respectively, and $32 million for an asset impairment in the first quarter of 2016.  Net Income figures for Q2’16 have been tax effected.
3) Ending Gross Debt does not include any reduction related to debt issuance costs
4) The calculations of forecasted total and per share adjusted net income, adjusted operating income, adjusted EBITDA and free cash flow are shown in the appendices entitled “Reconciliation of Forecast GAAP Financials to Non-GAAP Financial Measures.”
~ = approximately

Updates to our full-year 2016 guidance are driven by revisions in our expected project sequencing and improvements in projects that have recently been completed.  Although uncertainty remains in the macro commodity environment, for now, we will continue to concentrate on our highest value proposition opportunities, executing our existing backlog, increasing customer alignment, our asset utilization and cost/liquidity management.

Credit Facility Amendment and Extension

In May 2016, we satisfied all the conditions to effectiveness of Amendment No. 3 to our Credit Agreement (“Amendment No. 3”) which in part extended the maturity date of our letter of credit facility to April 22, 2019 (or January 15, 2019 if the term loan remains outstanding or is not refinanced by that date). In April, other provisions of Amendment No. 3 became effective for the first quarter of 2016, including replacing an existing minimum EBITDA requirement with what we believe is a more conventional covenant package, comprised of two leverage ratios and a fixed charge coverage ratio and reduced certain reporting requirements to the Credit Agreement lenders.  As a part of obtaining the term lender consents to Amendment No. 3, we repaid $75 million of our term loan and entered into Amendment No. 4 to our Credit Agreement, which increased the applicable margin on the term loan by 300 basis points per annum and requires the net cash proceeds from any sale of the DLV 2000 be applied to repay the term loan.

Other Financial Information

Weighted average common shares outstanding on a fully diluted basis were approximately 284.9 million and 289.7 million for the quarters ended June 30, 2016 and 2015, respectively, and 283.1 million and 237.9 million for the six months ended June 30, 2016 and 2015, respectively.  Common shares for the settlement of the common stock purchase contracts related to the Tangible Equity Units (“TEUs”) representing 40.9 million additional shares, as well as other potentially dilutive shares, were included in the calculation of diluted weighted average shares on an unadjusted and adjusted basis for the quarters ended June 30, 2016 and June 30, 2015, and the six months ended June 30, 2016.  For the six months ended June 30, 2015, the TEUs and other dilutive shares were not included in the fully diluted share count for unadjusted loss per share due to their anti-dilutive effect, but were included in the fully diluted share count for adjusted earnings per share.

Conference Call

McDermott has scheduled a conference call and webcast related to its second quarter results today at 4:00 p.m. U.S. Central Time.  Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 859-2056, Passcode #46416559. In addition, a presentation will be available on the Investor Relations section of the Company’s Web site that contains supplemental information on the Company’s financials, operations and business outlook.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) and module fabrication services for upstream field developments worldwide.  The Company delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons.  Our customers include national and major energy companies.  Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 11,400 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver.  McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

NON-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations. The non-GAAP measures we have presented in this press release include non-GAAP Adjusted Operating Income (Loss), non-GAAP Adjusted Operating Margin, the total and diluted per share amounts of non-GAAP Adjusted Net Income (Loss) attributable to the Company, EBITDA and adjusted EBITDA, and Free Cash Flow. These non-GAAP financial measures should be considered as supplemental to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are provided in the supplemental information set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, but are not limited to, statements about backlog, bids outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the expected value, scope, execution and timing of projects discussed, credit and debt structure, future savings and costs related to the McDermott Profitability Initiative and the Additional Overhead Reduction program, and McDermott’s earnings and other guidance for the full year of 2016 and 2016 outlook.  Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.  Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and other business counterparties, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected.  You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual reports on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q.  This press release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(In thousands, except share and per share amounts)
Revenues	$706,627	$1,046,537	$1,435,659	$1,597,000

Costs and Expenses:

Cost of operations	595,442	925,522	1,211,475	1,400,981
Selling, general and administrative expenses	52,075	47,793	90,403	99,469
Impairment loss	-	6,808	32,311	6,808
Loss (gain) on asset disposals	(362)	1,910	(362)	1,543
Restructuring expenses	2,484	15,391	8,851	25,780

Total costs and expenses	649,639	997,424	1,342,678	1,534,581

Operating income	56,988	49,113	92,981	62,419

Other income (expense):
Interest expense, net	(12,655)	(12,985)	(23,893)	(25,164)
Gain (loss) on foreign currency, net	(1,974)	1,943	(5,157)	475
Other expense, net	(877)	(359)	(1,085)	(456)
Total other expense	(15,506)	(11,401)	(30,135)	(25,145)

Income before provision for income taxes	41,482	37,712	62,846	37,274

Provision for income taxes	19,804	16,541	39,134	21,410

Income before income (loss) from investments in unconsolidated affiliates	21,678	21,171	23,712	15,864

Income (loss) from investments in unconsolidated affiliates	127	(7,481)	(4,351)	(14,222)

Net income	21,805	13,690	19,361	1,642

Less: Net income attributable to noncontrolling interest	1,148	2,164	876	4,623

Net income (loss) attributable to McDermott International, Inc.	$20,657	$11,526	$18,485	$(2,981)

Income (loss) per share

Net income (loss) attributable to McDermott International, Inc.
Basic:	0.09	0.05	0.08	(0.01)
Diluted:	0.07	0.04	0.07	(0.01)

Shares used in the computation of income (loss) per share:
Basic:	240,338,540	238,332,012	239,739,204	237,918,366
Diluted:	284,909,414	289,689,981	283,132,238	237,918,366

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2016	2015	2016	2015

	(In thousands, except share and per share amounts)

Net income (loss) attributable to McDermott International, Inc.	$20,657	$11,526	$18,485	$(2,981)

Weighted average common shares (basic)	240,338,540	238,332,012	239,739,204	237,918,366
Effect of dilutive securities:
Tangible equity units	40,896,300	40,896,300	40,896,300	-
Stock options, restricted stock, and restricted stock units	3,674,574	10,461,669	2,496,734	-

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	284,909,414	289,689,981	283,132,238	237,918,366

Net income (Loss) per share
Net income (loss) attributable to McDermott International, Inc.
Basic:	$0.09	$0.05	$0.08	$(0.01)
Diluted:	$0.07	$0.04	$0.07	$(0.01)

SUPPLEMENTARY DATA

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015

	(In thousands)		(In thousands)

Depreciation & amortization expense	$21,395	$26,044	$41,997	$51,371
Drydock amortization	$2,992	$4,386	$6,932	$9,658
Capital expenditures	$138,774	$24,013	$170,674	$47,985
Backlog	$4,369,844	$3,130,340	$4,369,844	$3,130,340

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2016	December 31, 2015

	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$470,023	$664,844
Restricted cash and cash equivalents	112,792	116,801
Accounts receivable—trade, net	273,625	208,474
Accounts receivable—other	54,998	66,689
Contracts in progress	304,790	435,829
Other current assets	44,549	34,641
Total current assets	1,260,777	1,527,278
Property, plant and equipment	2,559,108	2,467,352
Less accumulated depreciation	(853,463)	(856,493)
Net property, plant and equipment	1,705,645	1,610,859
Accounts receivable—long-term retainages	128,190	155,061
Investments in unconsolidated affiliates	27,866	26,551
Deferred income taxes	13,154	18,822
Other assets	38,296	48,505
Total assets	$3,173,928	$3,387,076

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$52,802	$24,882
Accounts payable	215,987	279,821
Accrued liabilities	269,277	330,943
Advance billings on contracts	101,421	164,773
Income taxes payable	21,833	23,787
Total current liabilities	661,320	824,206
Long-term debt	704,108	819,001
Self-insurance	19,975	18,653
Pension liability	23,940	24,066
Non-current income taxes	58,379	52,559
Other liabilities	109,746	101,870
Commitments and contingencies
Stockholders' Equity:

Common stock, par value $1.00 per share, authorized 400,000,000 shares;
issued 248,646,454 and 246,841,128 shares, respectively	248,646	246,841

Capital in excess of par value (including prepaid common stock purchase contracts)	1,689,103	1,687,059
Accumulated deficit	(242,399)	(260,884)
Accumulated other comprehensive loss	(65,875)	(93,955)
Treasury stock, at cost: 8,074,794 and 7,824,204 shares, respectively	(93,792)	(92,262)
Stockholders' Equity—McDermott International, Inc.	1,535,683	1,486,799
Noncontrolling interest	60,777	59,922
Total Equity	1,596,460	1,546,721
Total Liabilities and Equity	$3,173,928	$3,387,076

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended June 30,
	2016	2015

	(In thousands)
Cash flows from operating activities:
Net income	$19,361	$1,642
Non-cash items included in net income:
Depreciation and amortization	41,997	51,371
Drydock amortization	6,932	9,658
Impairment loss	32,311	6,808
Stock-based compensation charges	9,242	9,891
Loss from investments in unconsolidated affiliates	4,351	14,222
Loss (gain) on asset disposals	(362)	1,543
Restructuring (gain) expense	(1,500)	9,153
Deferred income taxes	5,667	(1,215)
Other non-cash items	1,143	(495)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(30,835)	(147,293)
Contracts in progress, net of advance billings on contracts	67,698	(129,932)
Accounts payable	(65,212)	120,586
Accrued and other current liabilities	(45,523)	48,380
Pension liability	(751)	(942)
Other assets and liabilities	31,271	(19,443)
Total cash provided by (used in) operating activities	75,790	(26,066)

Cash flows from investing activities:
Purchases of property, plant and equipment	(170,674)	(47,985)
(Increase) decrease in restricted cash and cash equivalents	4,009	(6,842)
Investments in unconsolidated affiliates	(4,105)	(4,783)
Proceeds from asset dispositions	388	10,510
Sales and maturities of available-for-sale securities	-	2,875
Other investing activities	-	(232)
Total cash used in investing activities	(170,382)	(46,457)

Cash flows from financing activities:
Repayment of debt	(88,845)	(13,402)
Repurchase of common stock	(2,572)	(1,448)
Payment of debt issuance costs	(8,211)	-
Other	-	(13)
Total cash used in financing activities	(99,628)	(14,863)

Effects of exchange rate changes on cash and cash equivalents	(601)	(1,348)
Net decrease in cash and cash equivalents	(194,821)	(88,734)
Cash and cash equivalents at beginning of period	664,844	665,309
Cash and cash equivalents at end of period	$470,023	$576,575

McDERMOTT INTERNATIONAL, INC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

McDermott reports our financial results in accordance with the U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP1 financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
(In thousands, except share and per share amounts)

GAAP Net Income (Loss) Attributable to MDR	$20,657	$11,526	$18,485	$(2,981)

Less: Adjustments
Restructuring charges[2]	2,484	15,391	8,851	25,780
Impairment loss[3]	-	-	32,311	-
Total Non-GAAP Adjustments	2,484	15,391	41,162	25,780
Tax Effect of Non-GAAP Changes	(327)	(132)	(500)	(353)
Total Non-GAAP Adjustments (After Tax)	2,157	15,259	40,662	25,427

Non-GAAP Adjusted Net Income Attributable to MDR	$22,814	$26,785	$59,147	$22,446

GAAP Operating Income	$56,988	$49,113	$92,981	$62,419
Non-GAAP Adjustments	2,484	15,391	41,162	25,780
Non-GAAP Adjusted Operating Income	$59,472	$64,504	$134,143	$88,199
Non-GAAP Adjusted Operating Margin	8.4%	6.2%	9.3%	5.5%

GAAP Diluted EPS	$0.07	$0.04	$0.07	$(0.01)
Non-GAAP Adjustments	0.01	0.05	0.14	0.09
Non-GAAP Diluted EPS[4]	$0.08	$0.09	$0.21	$0.08

Shares used in computation of income (loss) per share:
Basic	240,338,540	238,332,012	239,739,204	237,918,366

Diluted	284,909,414	289,689,981	283,132,238	289,418,166

1Non-GAAP measures include the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income and operating margin, in each case excluding the impact of certain identified items. We believe that total and per share adjusted net income (loss) and adjusted operating income and operating margin are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses adjusted net income (loss) and adjusted operating income as measures of the performance of our operations. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

2Restructuring charges are primarily associated with workforce reductions, facility closures, consultant fees, lease terminations and asset impairments.

3Impairment loss is related to an impairment of our Agile vessel during first quarter of 2016, upon termination of its charter in May 2016 given the lack of opportunities for this type of vessel.

4Diluted EPS is calculated using a share count determined by whether the period has a net income or a net loss.  In the event of net income, Diluted EPS uses the fully diluted share count; however, in the event of a net loss, the potentially dilutive shares are excluded from the share count.

McDERMOTT INTERNATIONAL, INC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

McDermott reports our financial results in accordance with the U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP1 financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	AEA	MEA	ASA	AEA	MEA	ASA

Revenues	$86,810	$317,834	$301,983	$149,435	$588,089	$698,135

GAAP Operating Income (Loss)	3,168	41,959	12,274	(21,753)	80,426	37,407
GAAP Operating Margin	3.6%	13.2%	4.1%	-14.6%	13.7%	5.4%
Adjustments
Restructuring[2]	(462)	-	2,533	1,874	17	3,861
Impairment[3]	-	-	-	32,311	-	-

Total Non-GAAP Adjustments	(462)	-	2,533	34,185	17	3,861

Non-GAAP Operating Income (Loss)	$2,706	$41,959	$14,807	$12,432	$80,443	$41,268

Non-GAAP Adjusted Operating Margin	3.1%	13.2%	4.9%	8.3%	13.7%	5.9%

1Non-GAAP measures include the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income and operating margin, in each case excluding the impact of certain identified items. We believe that total and per share adjusted net income (loss) and adjusted operating income and operating margin are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses adjusted net income (loss) and adjusted operating income as measures of the performance of our operations. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

2Restructuring charges are primarily associated with workforce reductions, facility closures, consultant fees, lease terminations and asset impairments.

3Impairment loss is related to an impairment of our Agile vessel during first quarter of 2016, upon termination of its charter in May 2016 given the lack of opportunities for this type of vessel.

McDERMOTT INTERNATIONAL, INC
RECONCILIATION OF FORECAST GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

This press release includes several forward-looking Non-GAAP1 financial measures as defined under the SEC’s Regulation G. We believe forward looking financial measures are within reasonable measure.  The following table reconciles Non-GAAP financial measures to comparable GAAP financial measures:

	Q1' 16 Guidance	Q2' 16 Guidance
(In thousands, except per share amounts)

GAAP Net Loss Attributable to MDR	$(29,000)	$(8,300)

Less: Adjustments
Restructuring charges[2]	15,000	12,000
Impairment Loss[3]	32,000	32,000
Total Non-GAAP Adjustments	47,000	44,000
Tax Effect of Non-GAAP changes[4]	-	(700)
Total Non-GAAP Adjustments (Net of Tax)	47,000	43,300

Non-GAAP Adjusted Net Income Attributable to MDR	$18,000	$35,000

GAAP Operating Income	$108,000	$126,000
Non-GAAP Adjustments	47,000	44,000
Non-GAAP Adjusted Operating Income	$155,000	$170,000

GAAP Diluted EPS	$(0.12)	$(0.03)
Non-GAAP Adjustments	0.18	0.15
Non-GAAP Diluted EPS[5]	$0.06	$0.12

Cash flows from operating activities	$115,000	$105,000
Capital expenditures	(265,000)	(250,000)
Free cash flow	$(150,000)	$(145,000)

GAAP Net Loss Attributable to the Company	$(29,000)	$(8,300)
Add:
Depreciation and amortization	107,000	100,300
Interest Expense, Net	60,000	60,000
Provision for Taxes	60,000	60,000
EBITDA	$198,000	$212,000

EBITDA	$198,000	$212,000
Adjustments	47,000	44,000
Adjusted EBITDA	$245,000	$256,000

1Forecast Non-GAAP measures include the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income, free cash flow, EBITDA and Adjusted EBITDA, in each case excluding the impact of certain identified items. See footnote 1 to the preceding tables for a discussion of adjusted net income (loss) attributable to the Company.  We define “free cash flow” as cash flows from operations less capital expenditures.  We believe investors consider free cash flow as an important measure because it generally represents funds available to pursue opportunities that may enhance shareholder value, such as making acquisitions or other investments.  Our management uses free cash flow for that reason.  We define EBITDA as net income plus depreciation and amortization, interest expense, net and provision for income taxes.  We define Adjusted EBITDA as EBITDA less the adjustments relating to restructuring charges and impairment loss detailed on the second immediately preceding page.  We have included EBITDA and Adjusted EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because Adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business.  Our management also uses EBITDA and Adjusted EBITDA to monitor and compare the financial performance of our operations.  EBITDA and Adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes.  In addition, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider EBITDA or Adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

2Restructuring charges are primarily associated with workforce reductions, facility closures, consultant fee, lease terminations and asset impairments.

3Impairment loss is related to an impairment of our Agile vessel during first quarter of 2016 upon termination of its charter in May 2016 given the lack of opportunities for this type of vessel.

4We did not adjust Q1’16 Guidance for taxes and therefore tax impacts are not included.

5Diluted EPS is calculated using a share count determined by whether the period has a net income or a net loss.  In the event of net income, Diluted EPS uses the fully diluted share count; however, in the event of a net loss the potentially dilutive shares are excluded from the share count.

CONTACT:

Investors & Financial Media
Kathy Murray
Vice President, Treasurer and Investor Relations
281.870.5147
kamurray@mcdermott.com